INDEPENDENT AUDITORS' CONSENT

We consent to (a) the incorporation by reference in this Registration Statement of OMI Corp. on Form S-1 of our report dated March 9, 1998 (relating to the consolidated financial statements of OMI Corp. which expresses an unqualified opinion and an explanatory paragraph relating to a change in accounting principle) appearing in the Annual Report on Form 10-K of OMI Corp. for the year ended December 31, 1997 and (b) the use of our report dated March 9, 1998 (April 2, 1998 as to Note 2) (which expresses an unqualified opinion and an explanatory paragraph relating to a change in accounting principle) relating to the consolidated financial statements of Universal Bulk Carriers, Inc. and subsidiaries, our report dated March 6, 1998 (relating to the financial statements of White Sea Holdings Ltd. which expresses an unqualified opinion and an explanatory paragraph relating to a change in accounting principle) and our report dated February 28, 1996 (relating to the statement of operations and the statement of cash flows of Amazon Transport, Inc. for the year ended December 31, 1995) appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the caption EXPERTS in the Proxy Statement/Prospectus.

Our audits of the consolidated financial statements of Universal Bulk Carriers, Inc. and subsidiaries referred to in our aforementioned report dated March 9, 1998 (April 2, 1998 as to Note 2) also included the financial statement schedule of Universal Bulk Carriers, Inc., listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




DELOITTE & TOUCHE LLP
New York, New York
May 13, 1998